CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III Acquires
A Dollar General Store and Social Security Administration Building

New York, NY, December 14, 2011 – American Realty Capital Trust III, Inc. (the “Company”) announced that on December 12, 2011, the Company closed its acquisition of a fee-simple interest in one free standing Dollar General store located in Birmingham, Alabama at a purchase price of approximately $1.3 million, exclusive of closing costs.  In addition, on December 13, 2011, the Company closed its acquisition of a fee-simple interest in a Social Security Administration building located in Cocoa, Florida at a purchase price of approximately $2.0 million, exclusive of closing costs. These acquisitions increase the total size of the Company’s portfolio to approximately $54.7 million. The acquisitions total approximately 17,000 rentable square feet.

The Dollar General property is 100% leased to a subsidiary of Dollar General Corp. (NYSE: “DG”). Dollar General Corp. has guaranteed the tenant’s obligations under the lease. The lease has a 15-year term and expires in November 2026.

The Social Security Administration property is 100% leased to the United States of America, which has an investment grade credit rating as determined by major credit rating agencies.  The original lease term is 10 years with 8.2 years currently remaining.

American Realty Capital Trust III, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Trust III, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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